Exhibit 3.57

9/30/97

ARTICLES OF AMENDMENT TO 1:23 P.M.

ARTICLES OF INCORPORATION OF

MOBILE MEDICAL TRANSPORTATION, INC.

MOBILE MEDICAL TRANSPORTATION, INC., a Maryland corporation, having its principal place of business at 2100 Huntingdon Avenue, Baltimore, Maryland 21211, (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (hereinafter referred to as “Department”) that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended by deleting therefrom in its entirety Articles THIRD, thereby removing the statement of election to be a close corporation.

SECOND: The Articles of Incorporation of the Corporation are hereby further amended by deleting in its entirety Article SIXTH, and substituting in its place the following:

SIXTH: The Board of Directors shall be comprised of three (3) Directors the number of Directors of the Corporation may be increased or decreased from time to time according to the Bylaws of the Corporation; provided, however, that the number of Directors may be less than three (3) only in the event that there are less than three (3) shareholders and in no event shall the number of Directors be less than the number of shareholders.

THIRD: The Articles of Incorporation of the Corporation are hereby further amended by adding the following provisions ELEVENTH and TWELFTH:

ELEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and the Directors and Stockholders:

(1) The Board of Directors of the Corporation is hereby empowered to authorize the issuance form time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, subject to the limitations set forth in Article SEVENTH.

(2) The Board of Directors of the Corporation may classify or reclassify any unissued share by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of such shares, subject to the limitations set forth in Article SEVENTH.

TWELFTH: (1) As used in this Article TWELFTH, any word or words that are defined in Section 2-418 of the “Corporations and Associations” Article of the Annotated Code of Maryland (the “Indemnification Section”), as amended from time to time, shall have the same meaning as provided in the “Indemnification Section”.

(2) The Corporation shall indemnify a present or former Director or Officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the “Indemnification Section”.

(3) With respect to any corporate representative other than a present or former Director or Officer, the Corporation may indemnify such corporate representative in connection with a proceeding to the fullest extent permitted by and in accordance with the “Indemnification Section”; provided, however, that to the extent a corporate representative other than a present or former Director or Officer successfully defends on the merits or otherwise any proceeding referred to in subsection (b) or (c) of the “Indemnification Section” or any claim, issue or matter raised in such proceeding, the Corporation shall not indemnify such corporate representative other than a present or former Director or Officer under the “Indemnification Section” unless and until it shall have been determined and authorized in the specific case by (i) an affirmative vote at a duly constituted meeting of a majority of the Board of Directors who were not parties to the proceeding; or (ii) an affirmative vote at a duly constituted meeting of all the votes cast by Stockholders who were not parties to the proceeding that indemnification of such corporation representative other than a present or former Director of Officer is proper in the circumstances.

FOURTH: The following information is being provided pursuant to the “Corporations and Associations” Article of the Annotated Code of Maryland: These Articles of Amendment were advised by Unanimous Resolution by Informal Action of the Board of Directors of the Corporation, in accordance with Section 2-408(c) of the “Corporations and Associations” Article of the Annotated Code of Maryland and was approved by the Sole Shareholder of the Corporation, in accordance the Section 2-505 of the “Corporations and Associations” Article of the Annotated Code of Maryland. No stock entitled to be voted on the matter was subscribed for at the time of the Sole Shareholder’s approval of the aforesaid Informal Action of Sole Shareholder of Mobil Medical Transportation, Inc.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf its President and corporate seal to be hereunder and affixed and attested by its Secretary on this 24th day of September, 1997, and its President acknowledges that they Articles of Amendment are the act and deed of Mobile Medical Transportation, Inc. and under the penalties of perjury, states that the matters and facts set forth herein with respect to authorization and approval are true and all material respects to the best of his knowledge, information and belief.

Attest:	MOBILE MEDICAL TRANSPORTATION, INC.

Terence M. Oates, Secretary	Mark L. Joseph, President